Ex. T3A.18
CERTIFICATE OF INCORPORATION

OF

PIZZERIA UNO OF PARAMUS, INC.

TO:	The Secretary of State

State of New Jersey

Pursuant to the provisions of the New Jersey Business Corporation Act, the undersigned, being a natural person of at least 18 years of age and acting as the incorporator of the corporation hereby being organized thereunder, certifies that:

FIRST:  The name of the corporation (hereinafter called the “corporation”) is Pizzeria Uno of Paramus, Inc.

SECOND:  The corporation is organized to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act, and, in addition and without limiting the generality of the foregoing, for the purpose of conducting the business of a restaurant with service of food and alcoholic beverages.

THIRD:  The aggregate number of shares which the corporation shall have authority to issue is 2,500, all of which are without par value, and all of which are of the same class.

FOURTH:  The address of the initial registered office of the corporation within the State of New Jersey is c/o The Prentice- Hall Corporation System, New Jersey, Inc., 150 West State Street, Trenton, New Jersey 08608; and the name of the initial registered agent at such address is The Prentice-Hall Corporation System, New Jersey, Inc.

FIFTH:  The number of directors constituting the first Board of Directors of the corporation is three (3) and the name and the address of the persons who are to serve as the first directors of the corporation are as follows:

NAME	ADDRESS
Aaron D. Spencer	69 Farlow Road Newton, MA 02158
Craig S. Miller	5 Nancy Circle Sharon, MA 02067
Robert M. Brown	28 Everett Street Stoneham, MA 02180

SIXTH: T he name and the address of the incorporator is as follows:

NAME	ADDRESS
Jack H. Calechman	340 Commonwealth Avenue Chestnut Hill, MA
SEVENTH:  For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation, and regulation of the powers of the corporation and of its directors and of its shareholders or any class thereof, as the case may be, it is further provided:

1. The management of the business and the conduct of the affairs of the corporation, including the election of the Chairman of the Board of Directors, if any, the President, the Treasurer, the Secretary, and other principal officers of the corporation, shall be vested in its Board of Directors.

2. A majority of the entire Board of Directors of the corporation shall constitute a quorum for the transaction of business except that the By-Laws may prescribe a lesser proportion, consistent with the provisions of the New Jersey Business Corporation Act, in the event of a vacancy in the entire Board.

3. One or more or all the directors of the corporation may be removed for cause by the shareholders by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of directors; and one or more or all the directors may be removed without cause by like vote of said shareholders. The Board of Directors shall have the power to remove directors for cause and to suspend directors pending a final determination that cause exists for removal.

4. In the interim between annual meetings of the shareholders or of special meetings of shareholders called for the election of directors, newly created directorships may be filled by the Board of Directors.

5. The corporation is hereby authorized to lend money to, or guarantee any obligation of, or otherwise assist, any officer or other employee of the corporation or of any subsidiary, whether or not such officer or employee is a director thereof, whenever, in the judgment of the Board of Directors, such loan, guarantee, or assistance may reasonably be expected to benefit the corporation.

6. The corporation may to the fullest extent permitted by Section 14A:3-5 of the New Jersey Business Corporation Act, as the same may be amended or supplemented, indemnify any and all corporate agents whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of shareholders, or otherwise, and shall continue as to a person who has ceased to be a corporate agent and shall inure to the benefit of the heirs, executors, administrators, and personal representatives of such a corporate agent. The term “corporate agent” as used herein shall have the meaning attributed to it by Section 14A:3-5 and 14A:5-21 of the New Jersey Business Corporation Act and by any other applicable provision of law.

7. The personal liability of the directors of the corporation is hereby limited to the fullest extent permitted by subsection 14A:2-7(3) of the New Jersey Business Corporation Act, as the same may be amended and supplemented.

EIGHTH:  The duration of the corporation is to be perpetual.

Signed on January 26, 1988.

/s/Jack H. Calechman
Jack H. Calechman, Incorporator